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Hurco Companies, Inc.
_____________________________
 (Name of Registrant as Specified in Its Charter)

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HURCO COMPANIES, INC.

ONE TECHNOLOGY WAY
P.O. BOX 68180
INDIANAPOLIS, INDIANA  46268
(317) 293-5309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 19, 2009

The 2009 Annual Meeting of Shareholders of Hurco Companies, Inc., will be held at our corporate headquarters, One Technology Way, Indianapolis, Indiana 46268, at 10:00 a.m. EDT on Thursday, March 19, 2009, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting or until their successors are duly elected and qualified and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote FOR item 1. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the annual meeting.

The above items of business are more fully described in our proxy statement accompanying this notice.  Please read our proxy statement carefully.

If you do not expect to attend the annual meeting, please mark, sign and date the enclosed proxy and return it in the enclosed return envelope which requires no postage if mailed in the United States.

Only shareholders of record as of the close of business on January 12, 2009, are entitled to notice of and to vote at the annual meeting or any adjournments thereof.  In the event there are not sufficient votes for approval of one or more of the above matters at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

By order of the Board of Directors, John G. Oblazney, Secretary

Indianapolis, Indiana
January 21, 2009

YOUR VOTE IS IMPORTANT—Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.

The notice of annual meeting of shareholders, proxy statement, form of proxy card and annual report to shareholders on Form 10-K are available at www.hurco.com/proxymaterials.  You may obtain directions to the annual meeting by written request directed to John G. Oblazney, Vice President and Chief Financial Officer, Hurco Companies, Inc., One Technology Way, P. O. Box 68180, Indianapolis, Indiana 46268 or by telephone at (317) 293-5309.

HURCO COMPANIES, INC.
One Technology Way
P. O. Box 68180
Indianapolis, Indiana  46268

Annual Meeting of Shareholders
March 19, 2009
______________________________________________________________________________

PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This proxy statement is furnished to the holders of common stock of Hurco Companies, Inc. (“Hurco,” the “Company,” “we,” “us” or “our”) in connection with the solicitation of proxies by the Board of Directors for the 2009 Annual Meeting of Shareholders to be held at 10:00 a.m. EDT on Thursday, March 19, 2009, at our corporate headquarters at One Technology Way, Indianapolis, Indiana, and at any adjournments thereof.  This proxy statement and the accompanying form of proxy are being mailed to our shareholders on or about January 21, 2009.  Proxies are being solicited principally by mail.  Our directors, officers and other employees may also solicit proxies personally by telephone, electronic mail or otherwise.  All expenses incident to the preparation and mailing of this proxy statement and form of proxy will be paid by us.

Shareholders of record as of the close of business on January 12, 2009, are entitled to notice of and vote at the annual meeting or any adjournments thereof.  On that date, 6,420,851 shares of our common stock were outstanding and entitled to vote.  Each share will be entitled to one vote with respect to each matter submitted to a vote.  The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business.

If the enclosed form of proxy is executed and returned, it may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.  If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies.  Shareholders who attend the annual meeting may revoke their proxies and vote in person.

A proxy, if returned properly executed and not subsequently revoked, will be voted in accordance with the instructions of the shareholder in the proxy. If no instructions are given, the proxy will be voted FOR the election to the Board of Directors of each of the nominees named in this proxy statement.  The election of directors, will be determined by the vote of a plurality of the votes cast.

A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal.  This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owners.  Shares that are not voted with respect to a specific proposal will be considered present for purposes of determining a quorum and voting on other proposals.  Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal.  Broker non-votes and abstentions will not affect the determination of whether the proposals to be voted on at the annual meeting will be approved.

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members, and the Board, upon recommendation of our Nominating and Governance Committee, has nominated eight individuals to be elected as directors at the annual meeting.  Each director will serve for a term of one year, which expires at our next annual meeting of shareholders, when his or her successor has been elected.

The eight nominees are identified below.  All of the nominees are presently serving as directors.  No fees were paid to any third parties to identify or evaluate potential nominees.  Unless authority is specifically withheld, the shares voting by proxy will be voted in favor of these nominees.

If any of these nominees becomes unable to accept election, the persons named in the proxy will exercise their voting power in favor of other such person or persons as the Board may recommend.  All of the nominees have consented to being named in this proxy statement and to serve if elected.  The Board of Directors knows of no reason why any of the nominees would be unable to accept election.

The following information sets forth the name of each nominee, his or her age, tenure as a director, principal occupation and business experience for the last five years.  There are no family relationships among any of our directors or officers.

Name	Age	Served as a Director since

Stephen H. Cooper [1,2]	69	2005
Robert W. Cruickshank [1,3]	63	2000
Michael Doar	53	2000
Philip James[3]	66	2007
Michael P. Mazza [3]	44	2006
Richard T. Niner [2]	69	1986
Charlie Rentschler [2]	69	1986
Janaki Sivanesan[1]	37	2008

__________
[1]Member of Audit Committee
[2]Member of Nominating and Governance Committee
[3]Member of Compensation Committee

Stephen H. Cooper has been a practicing attorney and member of the bar of the State of New York since December 1965.  Until his retirement in December 2004, Mr. Cooper was for more than thirty years a partner in the international law firm Weil, Gotshal & Manges LLP, based in New York, where he specialized in corporate finance and federal securities law.  Since August 2002, he has served as an Adjunct Professor of Law at New York Law School, Pace University Law School, and beginning in the academic year 2008-2009, Albany Law School, teaching courses on federal securities regulation and corporate law.  For the past twenty-five years, Mr. Cooper has been an active member of the senior leadership of the Committee on the Federal Regulation of Securities of the American Bar Association.

Robert W. Cruickshank since 1981 has been a consultant providing private clients with financial advice.  Mr. Cruickshank also is a director of Calgon Carbon Corporation, a producer of products and services for the purification, reparation and concentration of liquids and gases.

Michael Doar was elected Chairman of our Board of Directors and our Chief Executive Officer in fiscal 2001.  Previously, Mr. Doar served as Vice President of Sales and Marketing of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International, an international engineering and machine tool systems business.  Mr. Doar had held various management positions with Ingersoll International since 1989.  Mr. Doar also serves as a director of Twin Disc, Incorporated, a manufacturer of marine and heavy duty off-highway power transmission equipment.

Philip James is President of James Consulting Associates LLC, a firm which provides strategic advice to senior management of global manufacturing companies with special emphasis on China. Mr. James has conducted business extensively in China for twenty-five years.  Previously, Mr. James served as Chief Executive Officer of Ingersoll Production Systems, a subsidiary of Dalian Machine Tool Group, a Chinese machine tool manufacturer.

Michael P. Mazza is an intellectual property attorney, and the principal of his law firm, Michael P. Mazza, LLC.  Previously, he was associated with Niro, Scavone, Haller & Niro, a Chicago intellectual property law firm.

Richard T. Niner is a self-employed private investor.

Charlie Rentschler is Vice President of Wall Street Access, a registered broker dealer in New York.  From 2003 to 2006, he was the Director, Industrial Research, of Foresight Research Solutions, an independent research firm.  From 2001 to 2003, Mr. Rentschler was an independent business consultant providing service to the foundry industry. From 1985 to 2001, Mr. Rentschler served as president and CEO of The Hamilton Foundry & Machine Co. in Harrison, Ohio.  He is also a director of Accuride Corporation, a manufacturer of commercial vehicle components located in Evansville, Indiana.

Janaki Sivanesan has been a practicing attorney with Katten Muchin Rosenman LLP for two years and a member of the bars of the State of New York and Georgia since 2007 and 1996, respectively.  Ms. Sivanesan's practice involves a wide range of corporate transactions, from mergers and acquisitions to corporate finance, including public offerings of securities as well as private equity and venture capital transactions.  Ms. Sivanesan also has experience in cross border transactions related to manufacturing and outsourcing, and is particularly knowledgeable with respect to business operations in India.

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

CORPORATE GOVERNANCE

Director Independence and Board Meetings

The Board of Directors has determined that a majority of our directors are “independent directors” as defined by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) (the exchange on which our common stock trades), and the director independence rules of the Securities and Exchange Commission (the “SEC”).  The independent directors are currently Messrs. Cooper, Cruickshank, James, Mazza, Niner and Rentschler and Ms. Sivanesan. We paid consulting fees to a former independent director who served for part of fiscal 2008.  The Board has affirmatively determined that none of the persons who served as independent directors during fiscal 2008 have a relationship with us that would impair their independence.

Directors are expected to attend Board meetings, meetings of committees on which they serve and our annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.  During fiscal 2008, the Board of Directors held four regular meetings.  All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served during fiscal 2008.  All directors attended our 2008 annual meeting of shareholders.

Board Committees and Committee Meetings

The Board of Directors has appointed the following three standing committees.

Audit Committee

The Audit Committee oversees our accounting and financial reporting activities.  It appoints our independent registered public accounting firm and meets with that firm and our Chief Financial Officer to review the scope, cost and results of our annual audit and to review our internal accounting controls, policies and procedures.  The Report of the Audit Committee is included on page 19 of this proxy statement.

The current members of the Audit Committee are Messrs. Cruickshank (Chairman), Cooper and Ms. Sivanesan.  All members of the Audit Committee are “independent” as such term is defined for audit committee members under the Nasdaq rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has determined that Mr. Cruickshank meets the definition of an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

The Audit Committee held eight meetings during fiscal 2008.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.hurco.com.

Compensation Committee

The Compensation Committee reviews and recommends to the Board the compensation of our officers and managers and guidelines for the general wage structure of the entire workforce.  The Compensation Committee also oversees the administration of our employee benefit plans and discusses with management the Compensation Discussion and Analysis and, if appropriate, recommends its inclusion in our Annual Report on Form 10-K and proxy statement.  The Report of the Compensation Committee is included on page 9 of this proxy statement.

The current members of the Compensation Committee are Messrs. James (Chairman) Cruickshank and Mazza.  All members of the Compensation Committee are independent directors as defined by Nasdaq rules.

The Compensation Committee held two meetings during fiscal 2008.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.hurco.com.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in an annual self-evaluation, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our Chief Executive Officer.

The current members of the Nominating and Governance Committee are Messrs. Niner (Chairman), Cooper and Rentschler.  All members of the Nominating and Governance Committee are independent directors as defined by Nasdaq rules.

The Nominating and Governance Committee held two meetings during fiscal 2008.

The Nominating and Governance Committee operates under a written charter, a copy of which is available on our website at www.hurco.com.

The Nominating and Governance Committee will consider candidates for director recommended by shareholders.  A shareholder who wishes to recommend a director candidate for consideration by the Nominating and Governance Committee should send such recommendation to our Secretary at One Technology Way, Indianapolis, Indiana 46268, who will forward it to the Nominating and Governance Committee.  Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information.  A shareholder who wishes to nominate an individual to the Nominating and Governance Committee as a nominee must comply with the advance notice requirements set forth in our By-Laws, which are more fully explained later in this proxy statement under “Shareholder Proposals for our 2010 Annual Meeting.”

The Nominating and Governance Committee is responsible for identifying potential Board members.  Nominees will be evaluated on the basis of their experience, areas of expertise, judgment, integrity, ability to make independent inquiries and willingness to devote adequate time to Board duties.  The Nominating and Governance Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from our Nominating and Governance Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was, at any time during fiscal 2008 or at any other time before fiscal 2008, an officer or employee of Hurco.  In addition, none of the members of the Compensation Committee was involved in a relationship requiring disclosure as an interlocking executive officer or director under Item 407(e)(4) of Regulation S-K of the Exchange Act.  None of our executive officers served as a member of the Compensation Committee at any time during fiscal 2008 or at any time before fiscal 2008.

Shareholder Communications

The Board of Directors has implemented a process whereby shareholders may send communications to its attention.  The process for communicating with the Board is set forth in our Corporate Governance Principles, which are available on our website at www.hurco.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC and Nasdaq.  Such persons are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, and written representations from certain reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, during our fiscal year ended October 31, 2008, our officers, directors and greater than 10% beneficial owners complied with all filing requirements under Section 16(a).

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.  If we grant any waiver to the Code of Business Conduct and Ethics, we will disclose the nature of such waiver in a Current Report on Form 8-K that we will file with the SEC.  A copy of the Code of Business Conduct and Ethics is available on our website at www.hurco.com.  We will disclose any amendments or updates to our Code of Business Conduct and Ethics by posting such amendments or updates on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The goals of our executive compensation program are to establish an appropriate relationship between executive pay and the creation of shareholder value, while at the same time motivating and retaining qualified employees.  This section and the tables that follow it provide information regarding the compensation program and practices as they relate to the total pay for our Chief Executive Officer, Chief Financial Officer and our other two executive officers identified in the Summary Compensation Table on page 10, whom we refer to as the “named executive officers.”  We do not currently have any executive officers who are not also named executive officers.

The responsibilities of the Compensation Committee of the Board of Directors (referred to as the “Committee” in this Executive Compensation section) include administering our compensation programs and approving or ratifying all compensation related decisions for the named executive officers.

Elements of Compensation

Our executive compensation program is very simple.  We pay our named executed officers a base salary and consider whether to award them discretionary cash bonuses.

Base Salaries.  Our industry is cyclical and, we believe that offering competitive base salaries is a key factor in attracting and retaining talent.  Base salaries generally carry over from the prior year and are reviewed annually for possible adjustments.  Our Chief Executive Officer makes a recommendation on salary adjustments for each of the other named executive officers.  Our Chief Executive Officer bases his recommendations on his subjective assessment of our overall performance, his assessment of individual’s contributions to that performance, and to a lesser extent, his views on competitive practices in our industry and of other similar sized public companies.  The members of the Committee then use their own business experience and judgment to determine the amount of the increase, if any.  The base salary of our Chief Executive Officer is determined by the Committee based on the Committee’s subjective assessment of our overall performance and the Chief Executive Officer’s individual contribution to that performance.

Annual Cash Bonuses.  On an annual basis, the Committee determines whether to pay discretionary cash bonuses to the named executive officers as a reward for past efforts and motivation for future efforts.  When making its bonus determinations, the Committee has available to it our annual financial statements for the fiscal year end and related business plan which detail revenue, profit margins, net income and cash flows.  The Committee also considers the role of, and the contributions made by, the named executive officer in achieving our business plan.  The Committee does not employ a specific formula for taking any of these factors into account.  Rather, the Committee makes a subjective assessment of these factors in the aggregate and applies their collective business experience and judgment to determine both how we performed in the year and the amount of the annual bonus to be paid to each named executive officer.

Equity-Based Awards.  Although, the committee has the authority to make equity-based awards under the shareholder-approved incentive plan, the Committee has not granted any equity awards to any named executive officers other than for a newly hired named executive officer.

Medical, Disability and Life Insurance.  The named executive officers participate in benefits coverage to help manage the financial impact of ill health, disability and death.  All named executive officers are provided supplemental disability benefits and similarly our Chief Executive and Chief Operating Officers are provided split-dollar life insurance benefits.

Retirement Benefits.  We sponsor a 401(k) Plan in which all full-time employees are eligible to participate.  The purpose of the plan is to provide an incentive for employees to save for their retirement income needs and to assist in our attraction and retention of employees.  Our named executive officers participate in the 401(k) Plan on the same basis as other eligible employees.  During fiscal 2008, we made matching contributions in an amount equal to 100% of the first 6% of a participant’s annual earnings that he or she contributed, up to the maximum permitted by law.  We also maintain a deferred compensation program in which our named executive officers and other senior management employees may voluntarily participate.  For additional information regarding the deferred compensation program see “Nonqualified Deferred Compensation.”

Perquisites.  The Committee believes that, even though the level of perquisites provided to the named executive officers is relatively minimal, perquisites are an integral component in establishing the competitiveness of our overall compensation program.  Perquisites offered to the named executive officers include reimbursement of a health club membership, personal travel and use of company leased vehicles.  For additional information regarding perquisites see “Summary Compensation Information.”

Pay Equity. Historically, the total compensation of our Chief Executive Officer and Chief Operating Officer has been significantly greater than that of the other named executive officers.  The principal reason for this disparity is that the Committee believes that those two officers have been more instrumental in the development and implementation of the business strategies that began our turnaround in fiscal 2003 and have resulted in growth and profitability since then.

Employment Contracts

We have employment contracts with Messrs. Doar, Fabris and Oblazney.  These contracts generally provide for continued salary payments and other benefits for 12 months if the officer’s employment terminates for a qualifying event or circumstance other than gross misconduct.  Additional information regarding employment contracts is found under the heading “Employment Contracts” and a quantification of benefits that would have been received by the named executive officers had termination occurred on October 31, 2008, is found under the heading “Potential Payments upon Termination.”

The Committee believes that these contracts are an important part of the overall compensation arrangements for the affected officers.  The contracts help to secure the continued employment and dedication of those officers, and provide a reasonable amount of assurance of continued employment.  The contracts do not include any specific guarantees regarding continuation of employment following, or compensation payable in connection with, a change in control of the Company.  The Committee also believes that these contracts are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have agreements in place with their senior executives that have terms more favorable to their executives than our contracts.

Compensation Decisions for Fiscal 2008

Details of the compensation payable to the named executive officers for fiscal 2008, including bonuses paid in fiscal 2009 with respect to fiscal 2008, are disclosed in the tables and related discussion that follows this “Compensation Discussion and Analysis.”

Compensation Decisions for Fiscal 2009

On November 20, 2008, employing the methodology described above under “Elements of Compensation,” the Committee approved annual salaries for each of the named executive officers for fiscal 2009 as follows:  Mr. Doar - $375,000, Mr. Fabris - $335,000, Mr. Oblazney - $185,000, and Ms. McClelland - $130,000.  The Committee will consider discretionary bonuses with respect to fiscal 2009 when it meets in November 2009.

Taxes and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of non-performance-based executive compensation in excess of $1,000,000.  In fiscal 2008, none of the Company’s officers covered under the law had non-performance-based annual compensation substantially in excess of $1,000,000.  Thus, substantially all such compensation will be deductible for tax purposes.  The Committee expects to continue to monitor future compensation decisions in relation to the possible impact of Section 162(m).

Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements.  Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest.  We believe that our nonqualified deferred compensation arrangements meet the effective requirements of Section 409A as required by law or regulation.

Report of the Compensation Committee

The Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on that review and those discussions, the Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K and Proxy statement on Schedule 14A.

Philip James, Chairman Robert W. Cruickshank Michael P. Mazza

Summary Compensation Information

The following table summarizes the compensation information for each of our named executive officers for the fiscal years ended October 31, 2008 and 2007:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)[1]	Option Awards ($)[2]	All Other Compensation ($)	Total ($)
Michael Doar Chairman and Chief	2008	372,192	670,000	-	86,088	1,128,280
Executive Officer	2007	328,269	670,000	-	69,548	1,067,817
James D. Fabris President and Chief	2008	332,596	600,000	-	97,052	1,029,648
Operating Officer	2007	294,231	600,000	-	60,536	954,767
John G. Oblazney Vice President,	2008	183,577	100,000	114,205	32,460	430,242
Secretary, Treasurer and Chief	2007	165,000	100,000	114,205	28,875	408,080
Financial Officer
Sonja K. McClelland Corporate	2008	129,577	90,000	-	7,998	227,575
Controller, Assistant Secretary	2007	115,346	90,000	-	5,693	211,039
___________

[1]	Represents discretionary bonuses awarded by the Committee for performance for the specified fiscal year that are paid in the following fiscal year.

[2]
The amounts shown represent the compensation costs, recognized in accordance with SFAS 123(R) during the fiscal year, of options held by our named executive officers.  The SFAS 123(R) cost as of the grant date for stock options is spread over a three-year vesting period required for the grant to become exercisable.  There are no ratable amounts expensed for stock options that were granted in years prior to 2007 reflected in this column, as SFAS 123(R) was adopted using the modified prospective method.  There can be no assurance that the SFAS 123(R) amount will ever be realized.  Assumptions used in the calculation of these amounts are included in Note 8 to our audited financial statements for the fiscal year ended October 31, 2008, included in our Annual Report on Form 10-K.

The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table:

Name		Leased Auto[1]	Personal Travel[2]	Supplemental Disability Insurance	Matching 401(k) Plan Contributions	Split-Dollar Life Insurance[3]	Other[4]	Total
Michael Doar	2008	30,786	1,667	4,553	13,800	34,952	330	86,088
	2007	27,042	10,807	4,001	10,125	16,916	657	69,548

James D. Fabris	2008	34,420	4,993	6,376	13,148	35,513	2,602	97,052
	2007	26,765	455	6,394	9,346	14,714	2,862	60,536

John G. Oblazney	2008	15,585	2,103	704	13,818	-	250	32,460
	2007	16,737	-	456	11,025	-	657	28,875

Sonja K. McClelland	2008	-	-	525	7,223	-	250	7,998
	2007	-	-	206	4,851	-	636	5,693

[1]
Represents the personal use of the automobile leased by us, based on our incremental cost.  Since the automobile is used for both personal and business purposes, to determine our incremental cost, the percentage of personal use is calculated and applied to the lease and driver expenses.

[2]	Represents personal travel expenses financed by us.

[3]
Represents a portion of the premium paid on insurance policies we own on the lives of the identified employees.  All cash contributions are returned to us upon employee separation or death of the insured.  We pay the full amount of the premiums and are the beneficiary for a portion of the policies’ death benefit.  By policy endorsement, the employee has the right to designate the beneficiary for the remainder of the death benefit and related incidental rights.

[4]	Represents dues paid for a health club membership and other miscellaneous taxable fringe benefits representing less than 10% of the total personal benefits provided to each named executive officer.

Plan-Based Awards Information

The only incentive plan in which the named executive officers are eligible to participate is the 2008 Equity Incentive Plan, which was approved by shareholders in March 2008.  The plan provides for equity-based incentive awards in the form of stock options, stock appreciation rights settled in stock, restricted shares, performance shares and performance units.  Under the plan, the Committee has authority to determine the officers, directors and key employees who will be granted awards; determine the form and size of the award; determine the terms and conditions upon which the awards will be granted; and prescribe the form and terms of award agreements.  The current number of shares of our common stock that may be issued as awards under the plan is 740,000.

No awards were made under the plan to any named executive officers during fiscal 2008.

The following table summarizes the outstanding equity awards held by any named executive officers as of October 31, 2008:

Outstanding Equity Awards at Fiscal Year End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

James D. Fabris	20,000	-	$2.15	12/17/2011
John G. Oblazney	5,000	10,000[2]	$26.69	11/16/2016
Sonja K. McClelland	500	-	$2.15	12/17/2011
__________

[1]	These stock options were fully vested as of October 31, 2008.

[2]	These stock options have a three-year vesting period, with 5,000 shares vesting on each of November 16, 2008 and 2009.

The following table provides information regarding the exercise of option awards by the named executive officers during fiscal 2008.  There were no other types of stock awards outstanding during the year.

Option Exercises and Stock Vested

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael Doar	24,000	869,280[1]
James D. Fabris	-	-
John G. Oblazney	-	-
Sonja K. McClelland	-	-
__________

[1]	Represents the exercise of an option to purchase 24,000 shares at an exercise price of $2.15 per share on January 10, 2008 at the market price of $38.37.

Nonqualified Deferred Compensation

For the named executive officers participating in the nonqualified deferred compensation plan, the following table provides information regarding fiscal 2008 executive contributions, fiscal 2008 earnings and aggregate balances as of October 31, 2008.  There were no Company contributions or aggregate withdrawals or distributions in fiscal 2008.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)[1]	Aggregate Loss in Last Fiscal Year ($)[2]	Aggregate Balance at Last Fiscal Year End ($)[3]
Michael Doar	52,586	(58,595)	154,214
James D. Fabris	-	(37,437)	69,190
John G. Oblazney	-	-	-
Sonja K. McClelland	-	-	-
___________

[1]	The amounts are included in the amounts shown as “Salary” or “Bonus” in the Summary Compensation Table.

[2]	The amounts do not represent above-market or preferential rates.

[3]
The amounts include contributions by the named executive officers in fiscal 2008 and prior fiscal years, which contributions were reported in the Summary Compensation Table in fiscal 2008 or prior fiscal years, as applicable, and earnings on such contributions.

The Deferred Compensation Plan II (the “DCPII”) is a nonqualified deferred compensation plan to which senior managers and other highly compensated employees are eligible to participate.  A committee consisting of our Chief Executive Officer, Chief Financial Officer and Director of Human Resources administers the plan.  This committee is authorized to interpret the plan, establish, amend and rescind any rules and regulations relating to the plan, determine the terms and provisions of any agreements made pursuant to the plan, and make all other determinations that may be necessary or advisable for the administration of the plan.

Eligible participants are able to defer between 2% and 50% percent of base salary and up to 100% of annual bonus less required and voluntary payroll deductions in a given plan year.  Deferral elections are made by eligible executives in January of each year for amounts to be earned in the following year.  The Board of Directors may declare a discretionary amount of matching credits for participants deferring compensation, up to a maximum of 6% of compensation.  The Board of Directors has not awarded any such matching credits to the named executive officers participating in the DCPII.

Participants are 100% vested in all deferral and matching accounts at all times.  Amounts deferred under the plan are credited with earnings at the rate of return generated by the Vanguard mutual fund investment options elected by the participants that are offered in our 401(k) Plan.  Participants may change their investment options at any time by contacting Vanguard.  Account balances in the DCPII are payable at the election of the participant either in a single lump sum or in monthly, quarterly or annual installments with a term of between two and ten years.  Distributions under the DCPII will not commence prior to the expiration of a six-month period from the date of separation of service or the participant’s death, if earlier.

Employment Contracts

Michael Doar entered into an employment contract effective November 13, 2001.  The contract term is unspecified.  Mr. Doar’s salary and bonus arrangements are set annually by the Compensation Committee of the Board of Directors.  Other compensation, such as stock option grants, is awarded periodically at the discretion of the Compensation Committee.  Mr. Doar is entitled to thirty days notice and 12 months of salary and health, life and disability insurance benefits if he is removed as Chairman and Chief Executive Officer by action of the Board of Directors.

James D. Fabris entered into an employment contract on November 18, 1997.  The contract term is unspecified.  Mr. Fabris’ salary and bonus arrangement are set annually by the Compensation Committee of the Board of Directors.  Other compensation, such as stock option grants, is awarded periodically at the discretion of the Compensation Committee.  As part of the contract, Mr. Fabris is entitled to 12 months of salary and health and life insurance benefits if the Company terminates his employment for any reason other than gross misconduct (which is not defined in the contract).  Mr. Fabris will also be provided with the services of a professional outplacement firm.

John G. Oblazney entered into an employment contract on January 12, 2007.  The contract term is unspecified.  Mr. Oblazney’s salary and bonus arrangements are set annually by the Compensation Committee of the Board of Directors.  Other compensation, such as stock option grants, is awarded periodically at the discretion of the Compensation Committee.  Mr. Oblazney is entitled to 12 months of salary if the Company terminates his employment for any reason other than gross misconduct (which is not defined in the contract).  Mr. Oblazney is also entitled to a lump sum payment in an amount sufficient to maintain his medical and life insurance coverage for 12 months.

Potential Payments upon Termination
	Resignation ($)	Death ($)	Disability ($)	Retirement ($)	Termination Without Cause ($)	Termination For Cause ($)
Michael Doar
Severance Pay[1]	-	-	-	-	375,000	-
Deferred Compensation[2]	154,214	154,214	154,214	154,214	154,214	154,214
Stock Options[3]	-	-	-	-	-	-
Health Care Coverage[4]	-	-	330,041	-	30,041	-
Life Insurance	-	1,470,000[5]	-	-	35,042[9]	-

James D. Fabris[7]
Severance Pay[1]	-	-	-	-	335,000	-
Deferred Compensation[2]	69,190	69,190	69,190	69,190	69,190	69,190
Stock Options[3]	-	407,000	407,000	407,000	407,000	-
Health Care Coverage[4]	-	-	298,041	-	30,041	-
Life Insurance	-	1,320,000[5]	-	-	35,603[9]	-

John G. Oblazney
Severance Pay[1]	-	-	-	-	185,000	-
Deferred Compensation	-	-	-	-	-	-
Stock Options[3]	-	-	-	-	-	-
Health Care Coverage[4]	-	-	178,041	-	30,041	-
Life Insurance	-	370,000[6]	-	-	297[9]	-

Sonja K. McClelland
Severance Pay[8]	-	-	-	-	23,032	-
Deferred Compensation	-	-	-	-	-	-
Stock Options[3]	-	10,175	10,175	10,175	10,175	-
Health Care Coverage[4]	-	-	116,016	-	12,016	-
Life Insurance	-	260,000[6]	-	-	-	-
__________

[1]
"Without Cause" means, in the case of Mr. Doar, removal as Chairman and Chief Executive Officer by action of the Board of Directors, and means, in the case of Messrs. Fabris and Oblazney, termination by us for any reason other than for gross misconduct.  The severance pay is paid in a lump sum distribution on the next regular pay date following the termination date.  The amounts shown reflect 12 months of salary.

[2]	Amounts can be paid in a lump sum distribution or installments depending on the participant’s election.

[3]
Reflects the excess of the closing price of $22.50 for our common stock on October 31, 2008, over the exercise price of outstanding options currently vested and any unvested stock options, the vesting of which would accelerate as a result of the named executive officer's termination of employment on October 31, 2008, as a result of the specified termination event, multiplied by the number of shares of common stock underlying the stock options.  Under the terms of the applicable award, all options shall terminate upon the first occurrence of (i) the date of termination of employment by us for cause or voluntarily by the participant for any reason other than death, disability or retirement, (ii) the expiration of three months after the date on which the participant retires or employment is terminated by us without cause, (iii) the expiration of one year after the date on which employment is terminated due to the participant’s death or disability, or (iv) upon expiration of ten years from date of grant.

[4]	Amounts represent 12 months of coverage under the short-term and long-term disability plan, any supplemental disability plan payment, and COBRA payments grossed up for tax purposes.

[5]	Amounts include split-dollar life insurance payment of two times annual salary plus one times bonus and $50,000 maximum benefit for accidental death insurance policy.

[6]	Amounts include life insurance payment of two times annual salary under accidental death insurance policy.

[7]	Mr. Fabris is also entitled to professional outplacement services if his employment is terminated by us for any reason other than for gross misconduct.

[8]	Amount reflects severance pay in accordance with Company policy based upon years of service.

[9]	Amounts represent 12 months of group term life insurance premiums payable by the Company.

In addition to the above, if a tender offer or exchange offer for shares of our common stock is commenced, or if our shareholders approve an agreement providing either for a transaction in which we will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all of our assets, the outstanding unvested stock options held by Mr. Oblazney will become immediately exercisable in full.  None of the other named executive officers have any unvested stock options outstanding.

Compensation of Directors
DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)[1]	Option Awards ($)[2]	All Other Compensation ($)[3]	Total ($)
Stephen H. Cooper	36,000	-	-	36,000
Robert W. Cruickshank	46,000	-	-	46,000
Philip James[4]	31,000	153,540	-	184,540
Michael P. Mazza	31,000	-	-	31,000
Richard T. Niner	36,000	-	-	36,000
O. Curtis Noel[5]	18,000	-	21,000	39,000
Charlie Rentschler	26,000	-	-	26,000
Janaki Sivanesan[6]	19,500	153,540	-	173,040
__________

[1]
Includes meeting fees of $1,500 for each Board meeting attended and quarterly board fees of $5,000 for each director. In addition to the above fees, Mr. Cruickshank received $5,000 per quarter as the Audit Committee Chairman.  Messrs. Cooper and Niner each received $2,500 per quarter in fiscal 2008 for their services as a Committee Chairman or Audit Committee member. Messrs. James, Mazza, Noel, and Ms. Sivanesan all received $2,500 for two quarters in fiscal 2008 for their service as a Committee Chairman or Audit Committee member.

[2]
The amounts shown represent the compensation costs recognized during the fiscal year ended October 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS 123(R)”), of options held by directors.  The SFAS 123(R) value as of the grant date for stock options was expensed in May 2008.  There can be no assurance that the SFAS 123(R) amount will ever be realized.  Assumptions used in the calculation of these amounts are included in Note 8 to our audited financial statements for the fiscal year ended October 31, 2008 included in our Annual Report on Form 10-K.  The grant date fair value of the option awards granted in fiscal 2008 to Mr. James and Ms. Sivanesan was $153,540.

As of October 31, 2008, non-employee directors held outstanding options to purchase the following number of shares of common stock:

Mr. Cooper	5,000 shares

Mr. James	5,000 shares

Mr. Mazza	2,500 shares

Ms. Sivanesan	5,000 shares

[3]
All Other Compensation represents fees in the amount shown in this column paid to Mr. Noel for consulting services during fiscal 2008.  Mr. Noel served as a director for a portion of fiscal 2008.  No other compensation was paid to any non-employee directors in fiscal 2008.

[4]	Mr. James was appointed Chairman of the Compensation Committee in March 2008.

[5]	Mr. Noel’s term as a director ended in March 2008.

[6]	Ms. Sivanesan was elected as a director in March 2008.

During fiscal 2008, each director who was not our employee received cash fees of $5,000 per fiscal quarter and $1,500 for each meeting of the Board of Directors attended.  The Chairman of the Audit Committee received an additional $5,000 per fiscal quarter and each other Committee Chairman and Audit Committee member received an additional $2,500 per fiscal quarter.  Directors are also reimbursed for travel and other expenses incurred in attending Board meetings.  As an employee, Mr. Doar receives no additional compensation for his service as a director.  See the preceding tables in this section for information on Mr. Doar’s compensation.

On May 28, 2008, the Committee made an award of stock options to our two newest directors, Mr. James and Ms. Sivanesan.  Each of them received options to acquire 5,000 shares of our common stock at an exercise price of $35.83 per share.  The stock options were fully exercisable when granted.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 12, 2009, regarding beneficial ownership of our common stock held by each director, director nominee and named executive officer, by all directors and executive officers as a group, and by all persons who are known to be beneficial owners of more than 5% of our common stock.  Each such person has sole voting and investment power with respect to such securities, except as otherwise noted.

Shares Beneficially Owned
Name	Number	Percent

Directors, Director Nominees and Executive Officers

Stephen H. Cooper	5,000	[1]	*

Robert W. Cruickshank	5,000		*

Michael Doar	58,650		*

Philip James	5,000	[1]	*

Michael P. Mazza	2,870	[2]	*

Richard T. Niner	231,812		3.6%

Charlie Rentschler	1,000		*

Janaki Sivanesan	5,000	[1]	*

James D. Fabris	27,500	[3]	*

John G. Oblazney	10,000	[4]	*

Sonja K. McClelland	500	[5]	*

Executive officers and directors as a group (11 persons)	352,332	[6]	5.5%

Other Beneficial Owners

Name and Address

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	652,661	[7]	10.2%

NorthPointe Capital, LLC 101 W. Big Beaver, Suite 745 Troy, MI 48084	343,308	[8]	5.4%
________

*	Less than one (1) percent.

[1]	Consists solely of 5,000 shares subject to options that are currently exercisable.

[2]	Includes 2,500 shares subject to options that are currently exercisable.

[3]	Includes 20,000 shares subject to options that are exercisable within 60 days.

[4]	Consists solely of 10,000 shares subject to options that are exercisable within 60 days.

[5]	Consists solely of 500 shares subject to options that are exercisable within 60 days.

[6]	Includes 48,000 shares subject to options that are exercisable within 60 days.

[7]	Based solely on information supplied by Royce & Associates, LLC on a Schedule 13G/A filed with the SEC on November 6, 2008, indicating beneficial ownership as of October 31, 2008.

[8]	Based solely on information supplied by NorthPointe Capital, LLC on a Schedule 13G filed with the SEC on February 14, 2008, indicating beneficial ownership as of December 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of the three directors named below.  The Board of Directors and the Audit Committee have determined that the Committee’s current composition satisfies the Nasdaq listing requirements, including the requirement that all Audit Committee members be “independent directors” as defined by Nasdaq rules.  The Board of Directors annually reviews the independence of the Audit Committee members under both Nasdaq rules and the SEC’s definition of independence for Audit Committee members and the independence requirements in our Corporate Governance Principles. The Board has determined that Mr. Cruickshank meets the SEC’s definition of an “Audit Committee financial expert.”

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established, and the audit process.  In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management and the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2008, with the Company’s management.  The Audit Committee has discussed with Crowe Horwath LLP, formerly Crowe Chizek and Company LLC (“Crowe”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from Crowe required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and the Audit Committee has discussed with Crowe the independence of that firm.

The members of the Audit Committee have also confirmed that there have been no new circumstances or developments since their appointment to the Committee that would impair any member’s ability to act independently.

Based on the reviews and discussions referred above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, for filing with the SEC.

Robert W. Cruickshank, Chairman Stephen H. Cooper Janaki Sivanesan

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Horwath LLP, formerly Crowe Chizek and Company LLC (“Crowe”), has served as our independent registered public accounting firm for fiscal 2008.  Representatives of Crowe are expected to be present at the annual meeting and will have the opportunity to make a statement if desired and such representatives are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table sets forth fees paid on a cash basis to Crowe for services provided during fiscal years 2008 and 2007:

	2008	2007
Audit Fees[1]	$368,083	$315,905
Audit Related Fees[2]	398,165	400,003
Tax Fees[3]	48,951	15,341
All Other Fees[4]	32,623	32,118
TOTAL	$847,822	$763,367
__________

[1]	Represents fees for professional services provided in connection with the audit of annual financial statements and review of quarterly financial statements.

[2]	Represents fees for professional services provided in connection with the audit of internal control over financial reporting.

[3]	Represents fees for services provided in connection with tax compliance and review for the audit of annual financial statements.

[4]	Represents fees for the audit of our employee benefit plan and fees related to the inclusion of audited financial statements in our registration statements on Form S-3 and Form S-8.

Pre-approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  For fiscal 2008 all of the fees reported above as “Audit Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee.  During fiscal 2008, Crowe did not provide any non-audit services.  The Audit Committee has concluded that the provision of the services listed above is compatible with maintaining Crowe’s independence.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under our Code of Business Conduct and Ethics, which is available on our website at www.hurco.com, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, our Audit Committee.

Further, under our Audit Committee’s charter, which is available on our website at www.hurco.com, our Audit Committee must review and approve all related person transactions.  No related person transaction in an amount exceeding $120,000 occurred during fiscal 2008.

SHAREHOLDER PROPOSALS FOR OUR 2010 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2010 annual meeting of shareholders is September 30, 2009.

In order to be considered at the 2010 annual meeting, shareholder proposals and shareholder nominations for director must comply with the advance notice and eligibility requirements contained in our By-Laws.  Our By-Laws provide that shareholders are required to give us advance notice of any business to be brought by a shareholder before an annual shareholders’ meeting.  For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Secretary of the Company.  In order to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days prior to the meeting.  In the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made.  The notice must contain specified information about the proposed business or nominee, as the case may be, and the shareholder making the proposal or nomination.  A copy of our By-Laws is available upon request.  Such requests and any shareholder proposals or nominations should be sent to John G. Oblazney, Secretary, Hurco Companies, Inc., One Technology Way, P.O. Box 68180, Indianapolis, Indiana 46268, our principal executive offices.  These procedures apply to any matter that a shareholder wishes to raise at the 2010 annual meeting, including those matters raised other than pursuant to 17 C.F.R. §240.14a-8 of the rules and regulations of the SEC.  A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by us may confer discretionary authority to vote on such proposal.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Report of the Audit Committee and the Report of the Compensation Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORT ON FORM 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, with the SEC.  Shareholders may obtain a copy of the Form 10-K by writing to John G. Oblazney, Vice President and Chief Financial Officer, Hurco Companies, Inc., One Technology Way, P. O. Box 68180, Indianapolis, Indiana 46268.  A copy of the Annual Report on Form 10-K can also be obtained at www.hurco.com/proxymaterials or www.sec.gov.

OTHER BUSINESS

The Board of Directors knows of no other matters that may be presented at the annual meeting.  If any other matters should properly come before the annual meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matter.

Hurco Companies, Inc.

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MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Stephen H. Cooper	☐	☐	02 - Robert W. Cruickshank	☐	☐	03 - Michael Doar	☐	☐
04 - Philip James	☐	☐	05 - Michael P. Mazza	☐	☐	06 - Richard T. Niner	☐	☐
07 - Charlie Rentschler	☐	☐	08 - Janaki Sivanesan	☐	☐			

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B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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<STOCK#> 00ZLYD

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

HURCO

Hurco Companies, Inc.

Proxy — Hurco Companies, Inc.

Hurco Companies, Inc.
One Technology Way, Indianapolis, Indiana 46268

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — March 19, 2009
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints as proxies Michael Doar and Richard T. Niner, or either of them, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Hurco Companies, Inc., to be held at Hurco's Corporate Office, One Technology Way, Indianapolis, Indiana at 10:00 a.m. (EDT), on Thursday, March 19, 2009 and any adjournments thereof, upon the matters on the reverse side and, in their judgement and discretion, upon such other business as may properly come before the meeting.

The shares represented by the Proxy, unless otherwise specified, shall be voted FOR each nominee listed.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.